Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus of Biopure Corporation for the registration of shares of its common stock and warrants for an aggregate offering price of $34,500,000 and to the incorporation by reference therein of our report dated January 22, 2007 with respect to the consolidated financial statements of Biopure Corporation included in its Annual Report (Form 10-K) for the year ended October 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
September 7, 2007